NEWS RELEASE for February 8, 2007 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FOURTH QUARTER 2006 FINANCIAL RESULTS
Product Revenues Increased 39 Percent; Income Before Taxes Increased 162 Percent

        BURLINGTON, MA (February 8, 2007) … Palomar Medical Technologies, Inc. (Nasdaq: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the fourth quarter and year ended December 31, 2006. Revenues for the quarter ended December 31, 2006 were $39.4 million, which represents an 82 percent increase over the $21.6 million reported in the fourth quarter of 2005. The increase in revenues for the quarter ended December 31, 2006 compared to 2005 includes back-owed royalty revenues of $10.6 million comprised of $10.0 million from the execution of a patent license agreement with Cynosure, Inc. in the fourth quarter of 2006 and $595,000 in additional back-owed royalties resulting from the completion of a royalty audit of Cutera, Inc.‘s settlement payment. Product revenues increased to $26.5 million, a 39 percent increase over the $19.0 million in the fourth quarter of 2005. Gross margin from product revenues remained constant at 69 percent for both the 2006 and 2005 fourth quarters. The Company reported income before income taxes of $14.6 million for the fourth quarter of this year, a 162 percent increase over the $5.6 million for the fourth quarter of last year. The Company reported net income of $21.0 million, or $1.03 per diluted share for the fourth quarter of this year, including a non-cash benefit from income taxes of $6.8 million, versus net income of $5.3 million, or $0.27 per diluted share for the fourth quarter of 2005. The Company also strengthened its balance sheet since December 31, 2005, including increasing its cash and investments from $49 million to $104 million.

        Revenues for the year ended December 31, 2006 were $126.5 million, which represents a 66 percent increase over the $76.2 million reported for the year ended December 31, 2005. The increase in revenues for the year ended December 31, 2006 compared to 2005 includes back-owed royalty revenues of $26.2 million comprised of approximately $14 million resulting from our settlement of a patent infringement lawsuit against Cutera in the second quarter of 2006, $2.2 million from Laserscope in the third quarter of 2006 and $10 million from the execution of a patent license agreement with Cynosure in the fourth quarter of 2006. Product revenues increased to $92.2 million, a 40 percent increase over the $65.8 million for the fiscal year ended December 31, 2005. Gross margin from product revenues increased to 71 percent, up from 68 percent in the year-earlier period. The Company reported income before taxes of $48.0 million for the year ended December 31, 2006, a 168 percent increase over the $17.9 million for the same period in 2005. The Company reported net income of $53.0 million, or $2.62 per diluted share for the year ended December 31, 2006, including a non-cash benefit from income taxes of $6.4 million, versus net income of $17.5 million, or $0.91 per diluted share for the same period in 2005.

        With 2006 income having exceeded expectations, and as a result of an assessment after the Company’s 2006 fiscal year end of the treatment of net operating loss (“NOL”) carryforwards, the Company utilized $48.0 million in NOLs to offset taxable income in 2006. As of December 31, 2006, the Company believes that it has an additional $71.6 million of NOL carryforwards that may result in $25 million in future potential tax benefits that will be recorded as additional paid in capital if realized. This utilization of NOLs will result in a 2007 estimated cash tax rate of 3 percent to 6 percent and an estimated effective book tax rate of 38 percent for financial statement purposes. The amount of the NOLs and the amounts realized from those NOLs are subject to review by the Internal Revenue Service. Because comparison of 2007 financial results to previous periods will not correlate directly, the Company will provide non-GAAP financial statements in 2007 that exclude the non-cash provision for income taxes and back-owed royalty payments. Management believes this non-GAAP presentation will aid investors by presenting the Company’s current and historical results in a form that will be more comparable.

- more -

Palomar - Page 2

        Chief Executive Officer Joseph P. Caruso commented, “I am pleased with Palomar’s continued progress during the fourth quarter of 2006 and the full fiscal year, in which many milestones were accomplished. Especially encouraging is the fact that our revenues continued to increase during the period at a rapid rate, allowing us to further expand our sales, marketing, research and development efforts. Palomar has worked hard to maintain our reputation with customers for providing leading-edge technology to address major market opportunities in the light-based cosmetic market. Though these markets have grown at a fast pace, we believe this is still only the beginning of a shift toward light-based treatments for cosmetic applications, and our goal is to capitalize on the popularity of these new procedures by extending our technology’s applications. The strength of our balance sheet should allow us to continue as a powerful force in this dynamic market.”

        During fiscal year 2006, the Company announced the following events:

        –  In December, Palomar announced that it had become the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. This consumer device was initially developed by Palomar and is being completed and commercialized together with The Gillette Company, part of The Procter & Gamble Company, under a Development and License Agreement executed by Palomar and Gillette in February 2003. Earlier in the year, Palomar had announced that it would move forward to the next phase of this agreement with Gillette. Designed specifically for use in the home and based on over a decade of research, this consumer device represents a major breakthrough in the aesthetic device industry.

        –  In June, Palomar announced the successful conclusion of two patent infringement lawsuits it had brought against Cutera, Inc. Cutera admitted to the validity and enforceability of U.S. Patent Nos. 5,595,568 and 5,735,844 (the “Anderson Patents”) and that Cutera’s laser- and lamp-based hair removal products infringe the Anderson Patents. Under the terms of the settlement, Cutera paid Palomar approximately $14 million in back-owed royalties, representing an 8.5 percent royalty on sales of their laser- and lamp-based hair removal systems beginning with their initial sales in 2000 through March 31, 2006, approximately $2.0 million in interest on past sales, and $4 million to cover Palomar’s legal costs incurred while enforcing these patents. For sales made after April 1, 2006, Cutera is required to pay Palomar a 7.5 percent royalty on their current and any new light-based hair removal systems later developed.

        –  In October, Palomar announced that as a result of a royalty audit of Laserscope, Inc.‘s product sales from January 1, 2001 through June 30, 2006, Laserscope paid Palomar $2.2 million in back-owed royalties. Also in October, Palomar and Laserscope entered into a new license agreement and terminated the prior license agreement. Under the new license agreement, Laserscope agreed to pay Palomar a 7.5 percent royalty on sales of its current as well as any future-developed laser- and lamp-based hair removal systems.

        –  In November, Palomar announced execution of a patent license agreement with Cynosure, Inc. Under this agreement, Cynosure paid Palomar $10 million in back-owed royalties, representing a 7.5 percent royalty on sales of their laser- and lamp-based hair removal systems made before October 1, 2006. For sales made after October 1, 2006, Cynosure agreed to pay Palomar a 7.5 percent royalty on sales of their current as well as any future developed light-based hair removal systems, excluding the Apogee Elite System. In return for a non-royalty bearing (fully paid up), non-exclusive license to eight Cynosure patents and patent applications, including counterparts, Palomar granted Cynosure a two year reduction in royalty rate for the Apogee Elite System only. Specifically, from October 1, 2006 to September 30, 2007, Cynosure agreed to pay a 5 percent royalty on sales of the Apogee Elite System and from October 1, 2007 to September 30, 2008, Cynosure agreed to pay Palomar a 6.5 percent royalty on sales of the Apogee Elite System. The full 7.5 percent royalty shall apply to sales of all Cynosure light-based hair removal products, including the Apogee Elite System, after October 1, 2008.

        –  In May, Palomar was ranked number three in BusinessWeek’s Annual List of 100 “Hot Growth Companies.” This honor represents the second consecutive appearance for Palomar in BusinessWeek’s top 100, with a fourth place finish in 2005.

        –  In September, Palomar was ranked number six in Fortune Magazine’s Annual List of 100 “Fastest-Growing Companies.”

- more -

Palomar - Page 3

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 383-8108 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 97600501 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women. Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne, and was awarded a contract by the Department of the Army to develop a light-based, self-treatment device for Pseudofolliculitis Barbae (“PFB”).

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections (including future tax benefit from the Company’s NOLs and future effective tax rates). These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

- more -

Palomar - Page 4

Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Product revenues	$ 26,544,261	$19,034,346	$ 92,222,660	$65,824,336
Royalty revenues	12,042,143	1,196,809	30,481,498	4,921,075
Funded product development revenues	825,115	1,375,897	3,840,286	5,408,436

Total revenues	39,411,519	21,607,052	126,544,444	76,153,847

Costs and expenses:
Cost of product revenues	8,206,874	5,974,724	26,896,839	20,952,179
Cost of royalty revenues	4,816,856	478,724	12,192,598	1,968,430
Research and development (1)	3,586,655	3,237,074	14,055,616	11,338,945
Selling and marketing (1)	5,858,978	4,747,410	22,467,161	17,234,103
General and administrative (1)	3,611,757	2,031,125	7,645,081	7,906,463

Total costs and expenses	26,081,120	16,469,057	83,257,295	59,400,120

Income from operations	13,330,399	5,137,995	43,287,149	16,753,727

Interest income	1,242,190	431,610	4,718,684	1,172,743

Income before income taxes	14,572,589	5,569,605	48,005,833	17,926,470

Provision for income taxes - cash	421,263	91,093	1,390,033	293,195
Provision (benefit) from income taxes -
non-cash	(6,846,785)	137,924	(6,360,822)	180,065

Net income	$ 20,998,111	$ 5,340,588	$ 52,976,622	$17,453,210

Net income per share:
Basic	$ 1.18	$ 0.31	$ 3.02	$ 1.04

Diluted	$ 1.03	$ 0.27	$ 2.62	$ 0.91

Weighted average number of shares outstanding:
Basic	17,759,601	17,040,995	17,519,242	16,831,185

Diluted	20,484,623	19,612,092	20,208,687	19,158,338

(1) Certain reclassifications have been made to 2005 amounts to be consistent with the 2006 presentation. - more - Palomar - Page 5 Consolidated Balance Sheets (Unaudited)
	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$ 36,817,257	$ 10,536,144
Available-for-sale investments, at market value	67,351,822	38,757,575
Accounts receivable, net of allowance of $950,000 and $984,392 respectively	15,443,053	8,686,227
Inventories	11,011,710	6,753,110
Deferred tax asset	7,595,000	--
Other current assets	1,702,263	582,074

Total current assets	139,921,105	65,315,130

Property and equipment, net	1,129,985	909,676

Other assets	111,074	111,074

Total Assets	$ 141,162,164	$ 66,335,880

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 2,263,029	$ 1,278,823
Accrued liabilities	15,798,076	11,465,100
Deferred revenue	5,969,397	1,725,849

Total current liabilities	24,030,502	14,469,772

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,063,103 and 17,126,467 shares, respectively	180,631	171,265
Additional paid-in capital	189,937,701	177,658,135
Accumulated deficit	(72,986,670)	(125,963,292)

Total stockholders' equity	117,131,662	51,866,108

Total liabilities and stockholders' equity	$ 141,162,164	$ 66,335,880

# # #